EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Advocat Inc.
Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-134905, 333-151565 and 333-167630) of Advocat Inc. of our report dated March 7, 2013, relating to the consolidated financial statements and financial statement schedule which appears in this Form 10-K.

/s/ BDO USA, LLP

Nashville, Tennessee
March 7, 2013